Exhibit 99.3

PROGRESSIVE CARE INC.

Compensation Committee Charter

Purpose

The basic purpose of the Compensation Committee (“Committee”) is to oversee the executive officer compensation programs of Progressive Care Inc. (the “Company”). The Committee will provide this oversight through a process that supports the Company’s business objectives and incorporates sound corporate governance principles.

To this end, the Committee shall (i) establish, oversee and administer the Company’s employee compensation policies and programs, (ii) review and approve compensation and incentive programs and awards for the Company’s chief executive officer (“CEO”), (iii) review and approve compensation and incentive programs and awards for all other executive officers of the Company and the non-employee members of the Company’s Board of Directors, and (iv) administer the Company’s equity compensation plans.

Appointment, Membership and Organization

The members of the Committee will be appointed by the Board of Directors and will consist of at least two (2) independent members of the Board of Directors. In appointing members of the Committee, the Board of Directors will consider the qualifications of each appointee, including business experience and financial knowledge. Each member of the Committee will be “independent” in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market (“Nasdaq”) and a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934. In determining whether a director is eligible to serve on the Committee, the Board of Directors must consider whether the director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company to determine whether such affiliation would impair the director’s judgment as a member of the Committee. Also, Committee members must not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary thereof other than: (a) fees received as a member of the Committee, the Board of Directors or any other committee of the Board of Directors, and (b) fixed amounts of compensation received pursuant to a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service).

The Board of Directors may designate one of the Committee members as the Chair of this Committee. The Chairman of the Board of Directors, any member of the Committee or the Secretary of the Company may call meetings of the Committee. Each appointed Committee member will be subject to annual reconfirmation and may be removed by the Board of Directors at any time.

Responsibilities and Authority

The Compensation Committee will have the following responsibilities and authority:

●	Review and approve the Company’s general compensation strategy.

●	Establish, review, and revise annual and long-term performance goals and position descriptions for the Company’s CEO and other executive officers.

●	Conduct and review with the Board of Directors an annual evaluation of the performance of the CEO and other executive officers of the Company in light of annual and long-term performance goals and position descriptions and review and approve the level of compensation (including salary, bonuses, equity awards, prerequisites and other compensation and benefit plans) based on such evaluations.

●	Evaluate the competitiveness of the compensation of the CEO and the other executive officers.

●	Review and approve the salary, bonuses, equity awards, perquisites and other compensation and benefit plans for the CEO. In establishing compensation for the CEO, the Committee should consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Securities Exchange Act of 1934. The CEO may not be present during voting or deliberations on his or her compensation.

●	Review and approve all salaries, bonuses, equity awards, perquisites and other compensation and benefit plans for the other executive officers of the Company. In establishing compensation for all other executive officers, the Committee should consider the results of the most recent Say on Pay Vote required by Section 14A of the Securities Exchange Act of 1934.

●	Review and approve the terms of any offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, indemnification agreements and other material agreements between the Company and its executive officers.

●	Assess the directors and officers insurance policy of the Company and make recommendations for its renewal or amendment or the replacement of the insurer.

●	Act as the administering committee for the Company’s stock and bonus plans and for any equity or cash compensation arrangements that may be adopted by the Company from time to time, with such authority and powers as are set forth in the respective instruments establishing such arrangements, including establishing performance metrics, determining bonus payouts and granting equity awards to employees and executive officers.

●	Provide oversight for the Company’s overall compensation plans and benefit programs, monitor trends in executive and overall compensation and make recommendations to the Board of Directors with respect to improvements to such plans and programs or the adoption of new plans and programs.

●	Review and approve compensation programs as well as fees, bonuses, and equity awards for non-employee members of the Board of Directors.

●	Review plans for the development, retention, and succession of executive officers of the Company.

●	Review executive education and development programs.

●	Report regularly to the Board of Directors on the Committee’s activities.

●	If required pursuant to the rules and regulations of the SEC, review and discuss with management the annual Compensation Discussion and Analysis (“CD&A”) disclosure regarding named executive officer compensation and, based on this review and discussions, recommend including the CD&A disclosure in the Company’s Annual Report, or, as applicable, the Company’s proxy statement. As part of this review, the Committee should consider the results of the most recent Say on Pay Vote.

●	If required pursuant to the rules and regulations of the SEC, prepare, and approve the Compensation Committee Report to be included in Company’s Annual Report, or, as applicable, the Company’s proxy statement.

●	Perform a review, at least annually, of the performance of the Committee and its members and report to the Board of Directors on the results of this review. In addition, the Committee shall review and reassess periodically this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable.

●	Annually review the Company’s compensation policies and practices and assess whether such policies and practices are reasonably likely to have a material adverse effect on the Company.

●	The Committee can delegate any of its responsibilities to subcommittees or to management to the extent allowed under applicable law.

●	The Committee has the power to investigate any matter brought to its attention, with full access to all the Company’s books, records, facilities, and employees.

Consultants

The Committee shall have the resources and authority to discharge its responsibilities, including the sole authority, to the extent it deems necessary or appropriate, to retain or obtain the advice of a compensation consultant, legal counsel, or other advisors (the “Compensation Committee Consultants”). The Committee shall be directly responsible for the appointment, compensation, and oversight of the work of such Compensation Committee Consultants. The Company shall provide appropriate funding, as determined by the Committee, for payment of reasonable compensation to any Compensation Committee Consultant.

The Committee shall retain Compensation Committee Consultants only after taking into consideration the following factors to assist it in determining whether the Compensation Committee Consultants (except for in-house legal counsel) are independent or not:

1.	the provision of other services to the Company by the person that employs the Compensation Committee Consultant;

2.	the amount of fees received from the Company by the person that employs the Compensation Committee Consultant, as a percentage of the total revenue of the person that employs the Compensation Committee Consultant;

3.	the policies and procedures of the person that employs the Compensation Committee Consultant that are designed to prevent conflicts of interest;

4.	any business or personal relationship of the Compensation Committee Consultant with a member of the Committee;

5.	any stock of the Company owned by the Compensation Committee Consultant; and

6.	any business or personal relationship of the Compensation Committee Consultant, or the person employing the Compensation Committee Consultant, with an executive officer of the Company.

Minutes and Meetings

The Committee will meet as often as it deems appropriate, but not less than twice annually with the CEO and the head of the human resources department to discuss any matters that the Committee or either of these individuals believes should be discussed privately. The Committee shall also meet periodically without management present to perform its duties and responsibilities under this Charter. The Committee will keep written minutes of its meetings.

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